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                                 Exhibit (a)(6)

                 FORM OF COVER LETTER TO ELIGIBLE OPTION HOLDERS

Dear Employees:

          Our Board of Directors has authorized a New Grant Program. This voluntary program allows employees of Sorrento Networks Corporation and of its subsidiaries to cancel outstanding options with an exercise price greater than or equal to $7.50 per share for FIBR shares or any SNI options, regardless of exercise price, in exchange for new nonqualified options. Sorrento Networks Corporation will grant the new options no earlier than six months and one day after the options are cancelled.

          Attached you will find documents that describe all the terms and conditions of the New Grant Program in detail, including potential benefits and risks of participating in the program. Please take the time to carefully review the information and instructions in these documents. We think that the Question and Answer section beginning on page 1 of the Offer to Exchange will be particularly helpful to you in understanding the program and making a decision to participate or not to participate in the program. However, this Q&A is only a summary, and you should carefully read the remainder of the documents.

          Attached you will also find a Form of Letter of Transmittal (Election to Participate). If you decide to participate in the program, you must fill out, sign and return the Form of Letter of Transmittal (Election to Participate) to Sorrento Networks Corporation by 5:00 p.m., Pacific Time, on May 14, 2002. If you do not return the form by this deadline, you cannot participate in the program.

          Although our Board of Directors has approved the New Grant Program, neither we nor our Board of Directors makes any recommendation as to whether you should exchange or refrain from exchanging your options. We have not authorized any person to make any recommendation on our behalf as to whether you should participate in program. You must make your own decision whether to exchange your options.


                                           Sincerely,

                                           /s/ Joe Armstrong

                                           Joe Armstrong
                                           Chief Financial Officer




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